RESTATED
AGREEMENT TO DEFER COMPENSATION

THIS RESTATED AGREEMENT ("Agreement") restates in its entirety that certain Agreement to Defer Compensation, made and entered December 14, 1995, by and between James G. Lane, Jr. (hereinafter referred to as the "Employee") and Synalloy Corporation (hereinafter referred to as "Synalloy") as the same may have been amended from time to time.

WITNESSETH:

WHEREAS, the Employee is presently serving as an employee of Synalloy in the capacity of Chief Executive Officer and, as such, has been awarded the opportunity to earn certain annual bonuses under the Employee's employment agreement(s) (the "Bonus Program"); and

WHEREAS, the Employee desires to defer payment of a portion of said annual bonus on the terms and conditions hereinafter set forth, and Synalloy is willing to permit such deferrals;

NOW THEREFORE, in consideration of this Agreement and the mutual promises hereinafter contained, Synalloy and the Employee agree as follows:

Section 1. Synalloy shall credit to a book reserve account (the "Deferred Compensation Account") established for this purpose, eighty (80%) percent of any bonus payable to the Employee under the Bonus Program, which funds shall not be paid to the Employee in accordance with the terms of the Bonus Program but shall be deferred and paid to the Employee at the times and in the manner specified in this Agreement. Any election by the Employee to defer a percentage bonus under this Agreement shall be made under the deadlines imposed by Synalloy for such elections, but, in the absence of a modified annual deadline, such election must be made by the Employee on or before the beginning of the applicable fiscal year, which is a date prior to the Employee having performed services during the fiscal year and is a date on which the amount of a bonus for that year, if any, is not yet ascertainable or determinable and such date is also a date on which the Employee has not yet become entitled to payment of the bonus. The percentage or amount selected herein will remain selected for future years unless a new percentage is selected by the Employee prior to the beginning of the applicable fiscal year. For the Bonus Program applicable to fiscal year 1995, the deadline for elections shall be December 15, 1995.

Section 2. The value of any funds in the Deferred Compensation Account shall, until actually paid to the Employee, earn interest and investment growth based on the actual investment performance of the funds held in the Deferred Compensation Account, as such investments may be agreed to or modified from time to time by Synalloy and the Employee; provided, however, that interest or growth shall not accrue on an amount equal to thirty-seven percent (37%) of each annual amount credited to the Deferred Compensation Account (which thirty-seven percent (37%) is an estimate of the amount representing the income tax deduction lost by Synalloy due to the deferral of compensation by Employee).

Section 3. Any such funds which may be credited to the Deferred Compensation Account may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities or any other assets as may be selected by Synalloy in its discretion. Title to and beneficial ownership of any assets, whether cash or investments which Synalloy may earmark to pay the deferred compensation hereunder, if any, shall at all times remain assets of Synalloy, and the Employee and his designated beneficiary shall not have any property interest whatsoever in any specific assets of Synalloy.

Section 4. Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Synalloy and the Employee, his designated beneficiary, or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of Synalloy and no person other than Synalloy shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Synalloy under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Synalloy .

Section 5. The Deferred Compensation Account shall be payable to the Employee upon the occurrence of the earliest of the following events to occur, and in accordance with the following respective manners: (1) the death of the Employee; (2) the date on which the Employee becomes disabled, within the meaning of the Social Security Act; (3) change in control of Synalloy (defined as in the Shareholders' Rights Plan of Synalloy); and (4) the date on which the Employee has retired from or terminated employment with Synalloy. If distribution occurs due to death of the Employee, distribution of the Deferred Compensation Account shall occur within a reasonable period of time, not to exceed six (6) months after the date of death. If distribution occurs due to disability of the Employee, distribution shall occur within a reasonable period of time, not to exceed six (6) months after the date of the disability. If distribution occurs due to a change of control of Synalloy, distribution shall occur on the effective date of the change of control. If distribution shall occur due to the Employee's retirement, distribution shall occur within a reasonable period of time after retirement, not to exceed six months, unless at least one (1) year prior to retirement the Employee and Synalloy shall have agreed to distribution over a period not to exceed ten (10) years. If distribution shall occur due to the Employee's termination of service for any reason not described above, distribution shall occur in full to the Employee as soon as administratively feasible after the termination date. If a more than one distribution event shall have occurred, the distribution event which provides for the soonest distribution shall be the distribution event which controls.

Section 6. Should the Employee die before he has received payment of all of his Deferred Compensation Account, then Synalloy shall make payment of the undistributed portion of the Deferred Compensation Account to the beneficiary designated by the Employee in writing, if any, or if none, to his estate. The beneficiary designation may be changed by the Employee, at any time or from time to time, by a writing delivered to Synalloy.

Section 7. The right of the Employee or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution. The Employee nor any other person's rights to benefit payments are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or of any other person.

Section 8. If the Board of Directors of Synalloy shall find that any person to whom payment is payable under this Agreement is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, conservator or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or, in addition, to any person deemed by the Board of Directors to have incurred expense for such person otherwise entitled to payment, all in such manner and in such proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of Synalloy under this Agreement.

Section 9. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of Synalloy as an executive or in any other capacity.

Section 10. Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of Synalloy for the benefit of its employees. Notwithstanding the above, deferred compensation under this Agreement is normally subject to FICA/FUTA only in the year of the deferral; therefore, Synalloy shall have the right to withhold any applicable employment taxes attributable to deferred compensation from the Employee's other compensation actually received by the Employee during the year.

Section 11. The Board of Directors of Synalloy shall have full power and authority to interpret, construe, and administer this Agreement and the Board's interpretations and construction thereof, and actions thereunder, including any valuation of the Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

Section 12. This Agreement shall be binding upon and inure to the benefit of Synalloy, its successors and assigns, and the Employee and his heirs, executors, administrators, and legal representatives, and his assigns.

Section 13. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina. It is the intent of the parties that this Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, that this Agreement shall constitute a "top-hat" plan for the benefit of a select group of management within the meaning of the Employee Retirement Income Security Act of 1974.

IN WITNESS WHEREOF, Synalloy has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed this Agreement, on the date herein written.

SYNALLOY CORPORATION

By: Gregory M. Bowie
Its: Vice President, Finance

s/James G. Lane, Jr.
Employee